Filed Pursuant to Rule 424(b)(3)

Registration No. 333-114855

PROSPECTUS SUPPLEMENT DATED DECEMBER 2, 2005

AAR CORP.

$75,000,000

2.875% Convertible Senior Notes due February 1, 2024

4,034,430 Shares of Common Stock

This prospectus supplement supplements the prospectus dated May 25, 2005, as previously supplemented, of AAR CORP. relating to the sale by certain of its securityholders (including their transferees, pledges, donees, assignees or other successors) of AAR’s 2.87% Convertible Senior Notes due February 1, 2024 and 4,034,430 shares of its common stock issuable upon conversion, plus an indeterminate number of shares of common stock that may be issued from time to time upon conversion of the notes as a result of conversion rate adjustments, in circumstances described in the prospectus.

You should read this prospectus supplement in conjunction with the prospectus.  This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus  Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

1.             The information under “Ratio of Earnings to Fixed Charges” set forth on page 15 of the prospectus is hereby amended to include the following:

“The ratio of earnings to fixed charges for the fiscal year ending May 31, 2005 was 2.0:1.”

2.             The information in the table of Selling Securityholders set forth on page 46 of the prospectus is hereby amended to include the following:

Selling Securityholder	Original Principal Amount of Notes Beneficially Owned And Offered	Percentage of Notes Outstanding	Number of Shares of Common Shares That May be Sold	Percentage of Common Stock Outstanding
UBS AG London	$10,800,000	14.40%	580,958	1.78	%*

See “Risk Factors” beginning on page 6 of the prospectus to read about important factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

* Calculated based on 32, 591,478 shares of common stock outstanding on May 31, 2005.